EXHIBIT 11

                        COMPUTATION OF PER SHARE EARNINGS

                             (Treasury Stock Method)


                                                         Year Ended September 30
                                                --------------------------------------------
                                                  1997            1996              1995
                                                --------        --------          --------
Average Shares:
     Outstanding                                 175,950         175,519           174,225
     Effect of stock options                       5,332           4,086               ---
                                                --------        --------          --------
Average common and common                        181,282         179,605           174,225
     equivalent shares outstanding
                                                --------        --------          --------
Net Income                                      $513,380        $236,181          $337,648
                                                --------        --------          --------
Primary earnings per common and common              2.83            1.32              1.94
     equivalent share                           --------        --------          --------